Exhibit 99.1
For Immediate Release
ShopNBC Q3 Adjusted EBITDA Rose to Positive $0.6 Million from a Loss of $5.6 Million as Net Sales Increased 11% to $132 Million
MINNEAPOLIS, MN — November 18, 2010 —
— Net sales increased 11% to 132 million
— Positive adjusted EBITDA of $0.6 million vs. ($5.6) million
— Gross Profit increased 19% to $47 million
— E-commerce sales penetration increased 680 bps to 40.5%
ShopNBC (NASDAQ: VVTV), the premium lifestyle brand in multi-media retailing, today announced financial results for its fiscal third quarter ended October 30, 2010. The company will host a conference call and webcast to review its results today at 11:00 a.m. ET. Details provided below.
SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points)

	Q3				YTD
	For the three months ending				For the nine months ending
	10/30/10	11/1/09	Change		10/30/10	11/1/09	Change
Net Sales	$132.3	$119.4		10.8%	$383.4	$372.6		2.9%
EBITDA, as adjusted	$0.6	$(5.6)	N/A		$(5.7)	$(18.2)		68.8%
Net Loss	$(5.8)	$(12.9)		55.0%	$(24.5)	$(33.2)		26.2%

Homes (Average 000s)	76,768	73,063		5.1%	76,032	73,097		4.0%
Net Shipped Units (000s)	1,317	1,186		11.0%	3,590	3,084		16.4%
Average Price Point	$93	$95		-2.5%	$99	$114		-13.3%
Return Rate %	20.8%	21.9%	-110	bps	20.2%	21.8%	-160	bps
Gross Margin %	35.6%	33.2%	240	bps	36.5%	33.1%	340	bps
internet Net Sales %	40.5%	33.7%	680	bps	39.8%	31.5%	830	bps
New Customers - 12 month rolling	562,510	486,474		15.6%	N/A	N/A
Active Customers - 12 month rolling	1,110,187	959,508		15.7%	N/A	N/A
“Our experienced multi-channel team achieved another consecutive quarter of improved performance,” said Keith Stewart, CEO of ShopNBC. “Sales growth of 11%, gross margin improvements, and lower transactional costs contributed to a $0.6 million adjusted EBITDA profit in the third quarter. New and active customers in the quarter continued to engage, interact and shop across our multiple channels with e-commerce sales penetration of 40.5%, up 680 basis points compared to last year. This overall progress is a validation of our continued focus and efforts to turn the company around while executing on new strategies for growth.”
Mr. Stewart, added: “Going forward, we will continue to focus on customer-centric strategies that will help us build on our existing base. We intend to improve operating processes and gain added efficiencies through disciplined execution and lower transactional costs. Lastly, as the year comes to a close, we anticipate entering into negotiations with several of our cable and satellite affiliates — representing approximately 25% of our household footprint — to further reduce distribution costs and improve our channel positioning.”
“We are committed to delivering long-term sustained growth. As part of these efforts, we are launching a proactive investor relations outreach program and have recently retained a New York-based IR firm to assist us in that effort.”

Third Quarter 2010 Results
Third quarter revenues rose 11% to $132.3 million vs. Q3 2009. The company continued to make progress in its strategy to drive transaction volumes through the reduction of its net average selling price, which decreased 2.5% to $93 vs. $95 in the year-ago quarter while net shipped units increased by 11%. E-commerce sales, which carry lower transaction costs, grew to 40.5% of total company sales in the quarter, from 33.7% in Q3 2009.
Customer trends continued to improve with new and active customers increasing 15.6% and 15.7%, respectively, on a 12-month rolling basis vs. Q2 2009. Return rates for the quarter declined to 20.8% vs. 21.9% in Q3 2009, reflecting improvements in overall customer satisfaction and the benefit of strategic pricing changes.
Gross profit increased 19% to $47.1 million and gross profit margin improved 240 bps to 35.6% vs. 33.2% last year, largely driven by merchandise margin rate improvements across several key categories.
Adjusted EBITDA was positive $0.6 million compared to an adjusted EBITDA loss of $5.6 million in the year-ago period, driven by increased sales, improved gross margin and lower operating expenses.
Operating expenses in the third quarter decreased approximately 1% to $50.8 million, due to lower transactional costs and the impact of prior-year itemized non-recurring expenses.
Net loss for the third quarter was reduced to ($5.8) million compared to a net loss of ($12.9) million for the same quarter last year.
Liquidity and Capital Resources
The Q3 quarter-end cash and cash equivalents balance was $20.6 million, including $5.0 million of restricted cash. The cash and cash equivalents balance declined $2.3 million from the second quarter, driven by working capital use in the quarter. On a year-to-date basis, cash and cash equivalents have decreased $1.4 million.
Additionally, the company recently announced that it entered into $25 million term loan with a lending group led by Crystal Financial LLC. The loan has a 5-year maturity, bears a variable interest rate, which will initially be set at 11%, and will be used to finance general working capital needs. The loan replaces a previous $20 million revolving credit facility, and is secured primarily by the company’s inventory and accounts receivable.
Conference Call / Webcast Information
Conference Call Dial-In: 1-800-369-2063 (pass code: 7467622; keypad: SHOPNBC)
Webcast URL: https://e-meetings.verizonbusiness.com conference number 8656218, pass code: SHOPNBC. An archived version of the webcast will be available for 30 days.
Call Replay: 1-800-867-1929 with pass code 81810, available for 30 days.
About ShopNBC
ShopNBC is a multi-media retailer operating with a premium lifestyle brand. Over 1 million customers benefit from ShopNBC as an authority and destination in the categories of home, electronics, beauty, health, fitness, fashion, jewelry and watches. As part of the company’s “ShopNBC Anywhere” initiative, customers can interact and shop via cable and satellite TV in 76 million homes (DISH Network channels 134 and 228; DIRECTV channel 316); mobile devices including iPhone, BlackBerry and Droid; online at www.ShopNBC.com; live streaming at www.ShopNBC.TV; and social networking sites Facebook, Twitter and YouTube. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV). For more information, please visit www.ShopNBC.com/IR.
EBITDA and EBITDA, as adjusted

EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); non-cash impairment charges and write-downs; restructuring, rebranding, and chief executive officer transition costs; and non-cash share-based compensation expense. The company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our “core” television and internet businesses and in order to maintain comparability to our analyst’s coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company’s programming and the fees associated therewith; the success of the company’s e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company’s operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact Information:
Investor/Media Relations	Investor Relations
Anthony Giombetti	Norberto Aja & David Collins
agiombetti@shopnbc.com	vvtv@jcir.com
612-308-1190	212-835-8500

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	October 30,	January 30,
	2010	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,674	$17,000
Restricted cash and investments	4,961	5,060
Accounts receivable, net	57,312	68,891
Inventories	51,997	44,077
Prepaid expenses and other	4,029	4,333

Total current assets	133,973	139,361
Property and equipment, net	26,651	28,342
FCC broadcasting license	23,111	23,111
NBC Trademark License Agreement, net	1,734	4,154
Other Assets	1,386	1,246

	$186,855	$196,214

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$51,618	$58,777
Accrued liabilities	44,493	26,487
Deferred revenue	728	728

Total current liabilities	96,839	85,992

Deferred revenue	607	1,153
Long Term Payable	1,937	4,841
Accrued Dividends — Series B Preferred Stock	8,903	4,681
Series B Mandatorily Redeemable Preferred Stock	12,531	11,243
$.01 par value, 4,929,266 shares authorized; 4,929,266 shares issued and outstanding

Total liabilities	120,817	107,910

Commitments and Contingencies

Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 32,796,077 and 32,672,735 shares issued and outstanding	328	327
Warrants to purchase 6,022,115 shares of common stock	637	637
Additional paid-in capital	318,932	316,721
Accumulated deficit	(253,859)	(229,381)

Total shareholders’ equity	66,038	88,304

	$186,855	$196,214

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended		For the Nine Month Periods Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
Net sales	132,283	$119,441	$383,437	$372,588
Cost of sales	85,234	79,774	243,495	249,172

Gross profit	47,049	39,667	139,942	123,416

Operating expense:
Distribution and selling	42,752	41,774	133,815	130,898
General and administrative	4,445	4,264	14,007	13,200
Depreciation and amortization	2,997	3,507	10,215	10,723
Restructuring costs	412	126	838	715
Rebranding costs	39	—	39	—
CEO transition costs	—	1,567	—	1,867

Total operating expense	50,645	51,238	158,914	157,403

Operating loss	(3,596)	(11,571)	(18,972)	(33,987)

Other income (expense):
Interest income	—	2	51	365
Interest expense	(2,203)	(1,350)	(6,148)	(3,328)
Gain on sale of investments	—	—	—	3,628

Total other income (expense)	(2,203)	(1,348)	(6,097)	665

Loss before income taxes	(5,799)	(12,919)	(25,069)	(33,322)
Income tax (provision) benefit	(15)	—	591	157

Net loss	(5,814)	(12,919)	(24,478)	(33,165)
Excess of preferred stock carrying value over redemption value	—	—	—	27,362
Accretion of redeemable Series A preferred stock	—	—	—	(62)

Net loss available to common shareholders	$(5,814)	$(12,919)	$(24,478)	$(5,865)

Net loss per common share	$(0.18)	$(0.40)	$(0.75)	$(0.18)

Net loss per common share—assuming dilution	$(0.18)	$(0.40)	$(0.75)	$(0.18)

Weighted average number of common shares outstanding:
Basic	32,781,462	32,332,278	32,721,377	32,569,618

Diluted	32,781,462	32,332,278	32,721,377	32,569,618

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
Reconciliation of EBITDA, as adjusted, to Net Loss:

	For the Three Month Periods Ended		For the Nine Month Periods Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009

EBITDA, as adjusted (000’s)	$578	$(5,630)	$(5,656)	$(18,152)
Less:
Non-operating gain on sale of investments	—	—	—	3,628
Restructuring costs	(412)	(126)	(838)	(715)
CEO transition costs	—	(1,567)	—	(1,867)
Rebranding costs	(39)	—	(39)	—
Non-cash share-based compensation	(616)	(741)	(2,114)	(2,530)

EBITDA (as defined) (a)	(489)	(8,064)	(8,647)	(19,636)

A reconciliation of EBITDA to net loss is as follows:

EBITDA, as defined	(489)	(8,064)	(8,647)	(19,636)
Adjustments:
Depreciation and amortization	(3,107)	(3,507)	(10,325)	(10,723)
Interest income	—	2	51	365
Interest expense	(2,203)	(1,350)	(6,148)	(3,328)
Income taxes	(15)	—	591	157

Net loss	$(5,814)	$(12,919)	$(24,478)	$(33,165)

(a)	EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines EBITDA, as adjusted, as EBITDA excluding non-operating gains (losses); non-cash impairment charges and writedowns, restructuring, rebranding and CEO transition costs; and non-cash share-based compensation expense.
     Management has included the term EBITDA, as adjusted, in its EBITDA reconciliation in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance when given. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies.